PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Owen J. Onsum                                                                               August 1, 2008
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
        (707) 678-3041

First Northern Community Bancorp 2nd Quarter Earnings Report
Residential Construction Loans Affecting Earnings
Capital Remains Strong and Bank is Sound

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced financial results through the second quarter of 2008.  The Company reported a year-to-date net loss as of June 30, 2008 of $0.80 million, or ($0.09) per diluted share, compared to $4.08 million, or $0.44 per diluted share earned in the same fiscal period last year.  Net loss for the quarter ended June 30, 2008 was $0.86 million, or ($0.10) per diluted share, compared to $1.99 million, or $0.22 per diluted share, earned in the same fiscal period last year.   (All 2007 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2008.)

Year-to-date 2008 net income was impacted by $3.78 million in provision for loan losses and a $385 thousand loss on sales of other real estate owned (net of tax).  “Without these real estate related losses and loan write-downs surrounding the small builder and construction-related commercial segments of the portfolio affected by the repercussions of the country’s housing market meltdown, net income would have been $3.42 million as of June 2008, a decrease of only 17.6% from the same period last year,” stated Owen J. Onsum, President & Chief Executive Officer.

Total assets at June 30, 2008 were $661.4 million, a decrease of $31.7 million, or 4.6% from prior-year second quarter levels.  Total deposits of $573.8 million decreased $37.7 million or 6.2% compared to June 30, 2007 figures.  During that same period, total net loans (including loans held-for-sale) increased $24.4 million, or 5.0%, to $513.4 million.

Owen J. Onsum, President & Chief Executive Officer, stated, “Net earnings have been impacted for the first six months of 2008 primarily due to the Bank’s vigilance in addressing the risk exposure in a segment of our loan portfolio impacted by the weakness in the homebuilding industry and the slowing economy.  Like other financial institutions that provide residential construction loans, First Northern Community Bancorp’s earnings have been hit hard by the continuing need to write down property values used as collateral on loans.  The strength of our capital position has enabled Bank Management to take prompt action deemed prudent to properly value the collateral and take resulting losses sooner rather than later.  We believe that our experienced loan administration and special assets teams have identified our credit problems, and the majority of the credit deterioration in the portfolio is centered in home construction, which represents approximately 10% of the portfolio.  Since it is unclear when this economic downturn will bottom out, we have also continued to build our reserves for loan losses stemming from the need to further write down the value of real estate collateral.  We believe that these actions have significantly strengthened our balance sheet, which will enable us to better manage through this challenging point in the economic cycle,” said Onsum.  “First Northern has been through many economic cycles in its nearly 100 years of serving the community; we’ve survived the Great Depression, and many, many recessions.  We are well-positioned and experienced to handle economic downturns, and take steps to put losses behind us.   It is unfortunate that our net loss will overshadow our accomplishments and strengths that continue to be quite impressive.  Some of the more notable strengths and accomplishments include:

•	First Northern continues to be a very safe and sound financial institution.

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First Northern Community Bancorp is “well-capitalized,” which means the Company’s capital is above what is required to support its operations and serves as a buffer against losses.  In fact, we have over $60 million dollars in capital which is almost twice the amount of capital required by our regulators.

•	First Northern is in a strong liquidity position.

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Core business lines continue to perform well- Other Operating Income is up 6.8% primarily due to gains in Service Charges on Deposit Accounts, Interchange Income on Visa Debit Card Transactions, and Investment & Brokerage Services Income.

•	First Northern is conducting a “rigorous and methodical” review of our cost structure to help offset the losses in our real estate loan portfolio.

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Many new products and services are currently under development that we expect will contribute to the Bank’s profitability and its solid reputation as a respected leader in the community and financial services industry.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 12 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, Folsom, and most recently Auburn.  First Northern also has an SBA Loan Office and full service Trust Department in Sacramento and offers non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company,

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